UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2013 Annual Meeting of Stockholders

Supplemental Information Regarding:

Proposal Three – Advisory Vote on Named Executive Officer Compensation; and

Proposal Four – Approval of the Monolithic Power Systems, Inc. 2014 Equity Incentive Plan

Commencing on or about June 5, 2013, the following materials will be used by officers, directors and employees of Monolithic Power Systems, Inc., as well as proxy solicitors engaged by Monolithic Power Systems, Inc., to communicate about Proposal Three – Advisory Vote on Named Executive Officer Compensation and Proposal Four – Approval of the Monolithic Power Systems, Inc. 2014 Equity Incentive Plan for the 2013 Annual Meeting of Stockholders to be held on June 13, 2013, and may be sent to certain stockholders. This information supplements information contained in our definitive 2013 proxy statement dated April 30, 2013. This information may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission.

Dear Stockholder:

At the 2013 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. (the “Company”) to be held on June 13, 2013, our stockholders will vote on six proposals:

1.

To elect three Class III directors to serve for three year terms until our annual meeting of stockholders in 2016 or until their respective successors are duly elected and qualified. The nominees for election to our Board of Directors (the “Board”) are Herbert Chang, Eugen Elmiger, and Michael R. Hsing.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	To hold an advisory vote on the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”).

4.	To vote on a proposal to adopt the Company’s 2014 Equity Incentive Plan (the “2014 Stock Plan”).

5.	To vote on a proposal to adopt the Company’s Master Cash Performance Bonus Plan.

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board recommends a vote FOR each of the nominees for election to our Board, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, FOR the Say-on-Pay Proposal, FOR the approval of the 2014 Stock Plan, and FOR the approval of the Company’s Master Cash Performance Bonus Plan. Your vote is very important, and we are requesting your support for each of these proposals.

The proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) issued a report on May 31, 2013, recommending that our stockholders vote against the Say-on-Pay Proposal and vote against adopting the 2014 Stock Plan. We believe that these ISS recommendations are based on numerous significant and material errors in their analysis and are without support based on our actions and the information regarding our compensation programs and equity plans provided in our proxy statement for the 2013 Annual Meeting of Stockholders (the “Proxy”). We set forth below an explanation of these significant and material errors. For these reasons, we request that stockholders vote FOR the Say-on-Pay Proposal and FOR adopting the 2014 Stock Plan, notwithstanding the ISS recommendation. We further note that another proxy advisory firm, Glass Lewis & Co. ("Glass Lewis"), has also undertaken a review of the proposals to be voted on at the 2013 Annual Meeting of Stockholders, and has recommended that stockholders vote FOR all proposals. We believe that shareholders who review our critique of the ISS methodology and recommendations below will conclude that the ISS recommendations are based on a sloppy, error-ridden analysis and will vote in accordance with the Board's recommendations.

SAY-ON-PAY PROPOSAL

ISS’s stated reason for recommending a vote against the Say-on-Pay Proposal is that the revenue goals associated with the performance-based equity awards are “insufficiently rigorous” given the equity award size, as compared to ISS’s analysis of peer group compensation. This subjective analysis is based on an erroneous understanding of the structure of our program and the fundamentals of the semiconductor industry, and ignores the results of ISS’s own proprietary Relative Alignment and Absolute Alignment tests.

The ISS recommendations are based on an erroneous understanding of the duration of the performance period for our performance-based equity awards and simply overlooked the Company’s Proxy disclosures

ISS mistakenly identifies the performance period for our performance share unit (“PSU”) program as having only a one-year performance period, and asserts that this limited performance period “may incentivize unsustainable or even unprofitable growth”. This is simply wrong and misstates the performance period of the plan.

●	Our PSU program requires revenue growth over two full fiscal years before any PSUs can be earned.
●

In addition, we implemented a two-year total shareholder return (“TSR”) modifier and an additional two-year vesting period after the PSUs are earned, which focuses our executives on long-term, sustainable company performance.

The ISS recommendations are based on an erroneous and subjective assessment of the rigor of the revenue goals without incorporating industry research reports

Our revenue goals for the PSUs were carefully established in the beginning of 2012 after (a) determination of the Company’s growth projections through 2013, and (b) an in-depth review of the fundamentals of the semiconductor industry at that time.

●

As part of creating the Company’s financial budget and projections, the Company studied the November 2011 projections by the Semiconductor Industry Association (the “SIA”) for the anticipated revenue growth in the semiconductor industry for 2012 and 2013. The SIA report is well-respected and widely used by Wall Street financial analysts in preparing their recommendations.

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At the time of the November 2011 SIA report, and at the time our Board established the 2013 revenue goals for the PSU program in early 2012, the semiconductor industry was still in a widely recognized industry-wide recession.

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SIA predicted revenue growth in the industry at a meager 2.6% for 2012 and just 5.8% for 2013 – for an aggregate growth rate of 8.4% during this two-year period. Based on SIA’s predicted growth rate, one would expect that the Company would achieve revenue of $201.6 million in 2012 (up from $196.5 million in 2011) and $213.3 million in 2013, for an aggregate growth rate of 8.4% over this two-year period.

Our Board set the performance targets for our executives at growth rates that exceeded these industry projections.

●	To earn the target PSUs, the Company would need to achieve a 14.5% growth rate in revenue during the two-year period - 168% of the SIA projected growth rate for the industry during this period.
●	In order to earn the maximum target under the PSU program, the Company would have to achieve a 42.4% growth rate in revenue during this period – nearly five times the SIA projected growth rate.

By any measure, these are exceedingly rigorous goals.

The ISS recommendations are based on an erroneous assessment of the relative value of performance-based pay awarded to our chief executive officer as compared to our peers and ignore the ISS’s own findings

ISS mistakenly views the rigor of the goals by reference to the actual pay earned by peer company CEOs. As noted above, the semiconductor industry has faced significant challenges since 2008. The Company has risen to these challenges, and was one of only two companies identified in the ISS report as peers who had positive TSR last year.

●	Not only was our TSR positive, it exceeded the next closest peer, IDTI, by 50 basis points. Three peer companies identified by ISS had negative TSRs below 32 points.
●

The Company outperformed peers as measured by TSR by more than 2.7x, and yet ISS is recommending an “against” vote based on perceived subjective pay for performance misalignment when our CEO earned incentive compensation at a rate that was 2.7x the ISS peer median.

The ISS is internally inconsistent because its recommendations ignore the objective, positive results on pay for performance under ISS’s published Relative and Absolute Alignment Tests

By ISS’s own objective tests, there is no pay for performance disconnect.

●	Under ISS’s own Relative Alignment calculation, the Company falls within the blue bar, which, per ISS’s published report, indicates pay and performance alignment.
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Under ISS’s own Absolute Alignment calculation, the earned pay of our chief executive officer has directly correlated to our TSR performance. Pay in 2011 was $3.256 million and indexed TSR was 70.19, and in 2012 pay was $4.754 million and indexed TSR was 108.43.

ISS has asserted that its Relative and Absolute Alignment Tests are objective, fact-based measurements. We are puzzled by the subjective criticism of our executive pay program, particularly given ISS’s own recognition in its report of our material shift toward responsible pay practices and pay for performance over the past two years.

2014 STOCK PLAN

ISS’s stated reason for recommending a vote against the 2014 Stock Plan proposal is their calculation of shareholder value transfer (“SVT”), which relies on subjective assumptions rather than our clear, reasoned projections disclosed in Proposal Four in the Proxy.

The ISS recommendations are based on erroneous assumptions regarding dilution and projected share use that are inconsistent with the Company’s Proxy disclosures

ISS’s SVT calculation relies on erroneous dilution assumptions. ISS has used an unreasonably high dilution assumption, rather than the dilution data provided by the Company in the supplemental table provided in Proposal Four in the Proxy.

●

In the spring of 2013, our management, together with our Board, undertook an extensive budgeting process to forecast use of shares under our 2004 Equity Incentive Plan (the “2004 Plan”), including anticipated grants, hiring projections, and forfeitures. Based on these projections, we estimated that approximately 7.8 million shares would remain unused and ungranted on the expiration of the 2004 Plan on November 13, 2014.

●

This unused reserve was based on the terms of the original shareholder approved plan, and is the result of our careful, prudent, effective use of equity compensation over the past nine years, and a reasonable, responsible projection for grants for the following 18 months.

The Company is not asking to preserve all of the estimated 7.8 million shares under the 2004 Plan in its proposal to approve the 2014 Stock Plan.

●	None of the shares that remain available under the 2004 Plan on November 13, 2014 will be awarded thereafter and therefore will not contribute at all to dilution.
●	Instead, a new share reserve of 5.5 million shares would become available on November 14, 2014, which represents a projected reduction of 2.3 million shares.

ISS's model ignored the fact that the Company had a historical low burn rate and mistakenly assumes that 8.3 million shares will be available under the 2004 Plan and the Company will grant new awards covering the entire 8.3 million shares before the expiration of the 2004 Plan. In addition, for shares subject to outstanding awards, ISS incorrectly used 4.7 million shares as of the record date, not the 2.8 million shares we forecasted as of the expiration date of the 2004 Plan as disclosed in Proposal Four in the Proxy.

Unlike ISS, Glass Lewis issued a report on May 23, 2013, recommending that our stockholders vote FOR the Say-on-Pay Proposal and vote FOR adopting the 2014 Stock Plan. Glass Lewis’ dilution assumptions used in its report are consistent with the Company’s assumptions. Given Glass Lewis’ recommendations and assumptions as well as our past granting practices, we are surprised ISS made its assumptions. Our history has shown our disciplined use of shares, with our three-year average burn rate being significantly lower than that of peers and that of ISS’s allowable cap. In the interest of shareholder engagement, we are being proactive in coming to you with this proposal now, before our stock plan expires.

For all of the foregoing reasons, our Board recommends a vote FOR the Say-on-Pay Proposal and FOR the adoption of the 2014 Stock Plan.

Forward Looking Statements

We do not as a matter of course make public forecasts as to our share information and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above include embedded assumptions regarding award vesting and exercise, employee turnover and competitive grant guidelines, all of which are highly dependent on the public trading price of our common stock and other factors, which we do not control. These forecasts reflect numerous assumptions and estimates made by our management as to future events, industry performance, general business, economic, regulatory, market and financial conditions, and other factors specific to our business, which assumptions and estimates our management believed were reasonable at the time the forecasts were prepared. These assumptions and estimates are difficult to predict and many are beyond the control of our management. In addition, these forecasts do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Although presented with numerical specificity, the forecasts are not fact. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. In evaluating these forecasts, our Board recognized the high variability inherent in these assumptions. The inclusion of the forecasts should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. We have included these forecasts to give our stockholders access to certain information that was considered by our Board for purposes of evaluating the approval of the 2014 Stock Plan.

We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and others described in our Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.